AMENDMENT NO. 4

TO EMPLOYMENT AGREEMENT

This Amendment No. 4 to Employment Agreement (this “Amendment”) is effective as of December 31, 2015, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Daniel O’Connor (“Executive”). Capitalized words used in this Agreement but not otherwise defined shall have the meanings assigned to such terms in the Agreement.

WHEREAS, the Company and Executive entered into an Employment Agreement, effective as of August 19, 2013, as amended (the “Agreement”), pursuant to which the Company employed Executive in the capacity, for the period, and on the terms and conditions set forth therein; and

WHEREAS, the Agreement originally provided that in the event the Company terminates Executive’s employment without Just Cause, or if Executive voluntarily resigns with Good Reason, or if Executive’s employment is terminated due to disability, Executive would be entitled to severance in the amount of his Base Salary, payable in equal monthly installments continuing for twelve (12) months following Executive’s Termination Date (the “Severance Payments”); and

WHEREAS, the Company and Executive amended the Agreement in 2015 to provide that the Severance Payments would be paid in a single lump sum within forty-five (45) days of Executive’s Termination Date (the “Severance Payment Amendment”); and

WHEREAS, in order to comply with Internal Revenue Code Section 409A, the Company and Executive desire to further amend the Agreement to reverse the Severance Payment Amendment to provide that the Severance Payments will be payable in equal monthly installments continuing for twelve (12) months following Executive’s Termination Date, consistent with the original terms of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties agree as follows:

1. The Agreement is hereby amended by deleting Section 4(b)(i) in its entirety and replacing it with the following:

“(i) equal monthly installments at the applicable Base Salary rate then in effect, as determined on the first day of the calendar month immediately preceding the day of termination, to be paid beginning on the first day of the month following such Termination Date and continuing twelve (12) months following the Termination Date (the “Severance Period”). Whenever Severance Payments are payable to Executive hereunder during a time when Executive is partially or totally disabled, and such disability would entitle him to disability income payments according to the terms of any plan or policy now or hereafter provided by the Company, the Severance Payments payable to Executive hereunder shall be inclusive of any such disability income and shall not be in addition thereto, even if such disability income is payable directly to Executive by an insurance company under a policy paid for by the Company.”

2. Except as provided herein, the terms of the Agreement shall remain in full force and effect. The Agreement, as amended hereby, constitutes the entire agreement between the parties hereto relating to the subject matter hereof, and supersedes all prior agreements and understandings, whether oral or written, with respect to the same. No modification, alteration, amendment or revision of or supplement to the Agreement, as amended hereby, shall be valid or effective unless the same is in writing and signed by both parties hereto.

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(signature page follows)

IN WITNESS WHEREOF, the parties have executed this Amendment No. 4 to the Agreement as of the day and year first above written.

ADVAXIS, INC.

By:	/s/ James Patton
Name:	James Patton
Title:	Chairman of the Board

EXECUTIVE

/s/ Daniel O’Connor
Daniel O’Connor

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